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EXHIBIT 99.1

                                                            Contact: David Stone
                                                          Telenetics Corporation
                                                           949/455-4000 ext. 791
                                                          d_stone@telenetics.com



               TELENETICS ANNOUNCES REVENUE FOR ITS SECOND QUARTER
                               ENDED JUNE 30, 2003

              REVENUE INCREASES BY $1 MILLION FROM PREVIOUS QUARTER


LAKE FOREST, California - July 15, 2003 - Telenetics Corporation (OTC-BB: TLNT), a provider of wired and wireless data communications products for customers worldwide, today announced that revenue for the quarter ended June 30, 2003 was approximately $3.4 million, an increase of $1.0 million, or 43%, as compared to $2.4 million for the quarter ended March 31, 2003 and a decrease of approximately $0.5 million, or 13% as compared to $3.9 million for the quarter ended June 30, 2002.

About Telenetics
----------------

Based in Lake Forest, California, Telenetics designs, manufactures and distributes wired and wireless data communications products for customers worldwide. Telenetics offers a wide range of industrial grade modems and wireless products, systems and services for connecting its customers to end-point devices such as meters, remote terminal units, traffic and industrial controllers and remote sensors. Telenetics also provides high-speed communications products for complex data networks used by financial institutions, air traffic control systems and public and private wireless network operators. Additional information is available at www.telenetics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------

         With the exception of historical information, the matters discussed in this press release, including without limitation, the Company's anticipated improvement in revenue contain forward-looking statements that involve a number of risks and uncertainties. Actual future results of Telenetics could differ from those statements. These risks include but are not limited to Telenetics' financial constraints that may affect Telenetics' ability to increase its revenues in 2003, the ability to ship current backlog, the continued demand for Telenetics products despite worldwide economic conditions, the ability to have satisfactory deliveries of products from Telenetics' contract manufacturers, changes in governmental regulations and policies, the emergence of competitive products and unforeseen technical issues. Other risks are detailed in filings with the Securities and Exchange Commission made from time to time by Telenetics, and Telenetics' Form 10-KSB for the year ended December 31, 2002 and Form 10-QSB for the quarter ended March 31, 2003. Telenetics undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.